Exhibit 99.01

Glu Reports Fourth Quarter and Full Year 2013 Financial Results

  Record Q4 non-GAAP revenues of $42.8 million, up 62% year-over-year, 90% quarter-on-quarter, and significantly exceeded guidance
  Record Q4 GAAP revenues of $34.8 million
  Record Adjusted EBITDA for the fourth quarter of $6.0 million also significantly exceeded guidance
  2014 non-GAAP revenue guidance increased
  Both Q1 2014 and full year 2014 Adjusted EBITDA profitability anticipated

SAN FRANCISCO--(BUSINESS WIRE)--February 5, 2014--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, today announced financial results for its fourth quarter and full year ended December 31, 2013.

“In Q4 2013 we delivered the strongest quarterly financial performance in our company’s history with both non-GAAP revenue and adjusted EBITDA setting Glu all-time records,” stated Niccolo de Masi, Chief Executive Officer of Glu. “This step change in our performance was the result of sizeable strides over the past product cycle in our ability to monetize more deeply, optimize games more predictably, and market our titles more efficiently.”

De Masi continued, “We believe we have begun a new era at Glu. One with solid foundations for a more predictable and sustainably Adjusted EBITDA profitable, operational rhythm.”

Fourth Quarter 2013 Financial Highlights:

All financial information in this press release reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through third party digital storefronts.

  Revenues: Total GAAP revenues were $34.8 million in the fourth quarter of 2013 compared to $26.3 million in the fourth quarter of 2012. Total non-GAAP revenues were $42.8 million in the fourth quarter of 2013, an increase of 62% compared to $26.4 million in the fourth quarter of 2012. Non-GAAP revenues exclude changes in deferred revenues.
  Gross Margin: GAAP gross margin was 69% in the fourth quarter of 2013 compared to 68% in the fourth quarter of 2012. Non-GAAP gross margin was 73% in the fourth quarter of 2013 compared to 71% in the fourth quarter of 2012. Non-GAAP gross margin excludes changes in deferred revenues and cost of revenues, amortization of intangible assets and non-cash warrant expense.
  GAAP Operating Loss: GAAP operating loss was $(3.7) million in the fourth quarter of 2013 compared to a $(6.7) million loss in the fourth quarter of 2012.

  Non-GAAP Operating Income (Loss): Non-GAAP operating income was $5.3 million in the fourth quarter of 2013 compared to a loss of $(2.5) million during the fourth quarter of 2012. Non-GAAP operating loss excludes changes in deferred revenues and deferred cost of revenues, amortization of intangible assets, non-cash warrant expense, stock-based compensation expense, restructuring charges, change in fair value of the Blammo earnout, transitional costs and impairment of goodwill.
  Adjusted EBITDA: Adjusted EBITDA was positive $6.0 million for the fourth quarter of 2013 compared to a $(1.8) million loss during the fourth quarter of 2012. Adjusted EBITDA is defined as non-GAAP operating income/(loss) less depreciation.
  GAAP Net Loss and EPS: GAAP net loss was $(3.7) million for the fourth quarter of 2013 compared to a loss of $(7.1) million for the fourth quarter of 2012. GAAP EPS was a loss of $(0.05) for the fourth quarter of 2013, based on 78.1 million weighted-average basic shares outstanding, compared to a loss of $(0.11) for the fourth quarter of 2012, based on 65.7 million weighted-average basic shares outstanding.
  Non-GAAP Net Income (Loss) and EPS: Non-GAAP net income was $5.4 million for the fourth quarter of 2013 compared to a loss of $(3.2) million for the fourth quarter of 2012. Non-GAAP EPS was $0.07 for the fourth quarter of 2013 based on 81.4 million weighted-average diluted shares outstanding, compared to a loss of $(0.05) for the fourth quarter of 2012 based on 65.7 million weighted-average basic shares outstanding.
  Cash Flows Generated (Used) in Operations: Cash flows generated from operations were $1.9 million for the fourth quarter of 2013 compared to cash flows used in operations of $(1.6) million for the fourth quarter of 2012.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Selected Fourth Quarter and Full Year 2013 Operating Highlights and Metrics:

  Our total GAAP smartphone revenue for the fourth quarter of 2013 was $34.1 million and comprised 98% of total GAAP revenue.
  Our total GAAP smartphone revenue for 2013 was $100.3 million and comprised 95% of total GAAP revenue.
  Our total non-GAAP smartphone revenue for the fourth quarter of 2013 was $42.1 million and comprised 98% of total non-GAAP revenue.
  Our total non-GAAP smartphone revenue for 2013 was $108.1 million and comprised 95% of total non-GAAP revenue.

Recent Developments and Strategic Initiatives:

  In December, we launched Eternity Warriors 3 with a full suite of GluOn features including real-time chat, player-to-player messaging, and guild tournaments.
  During January, we launched three new free-to-play games: RoboCop, Defenders & Dragons and Motocross Meltdown.
  Glu launched Deer Hunter 2014 on the Facebook platform.

  Glu announced that it is partnering with Kim Kardashian on the development of a new celebrity lifestyle game that will include her likeness and voice.
  We announced Spellista, the company's first title developed exclusively for Google Glass.
  Glu entered into a strategic relationship with COLOPL, Inc. to co-produce and publish a new game designed with market-specific content for players in Japan.

Fiscal 2013 Financial Highlights:

All financial information in this press release reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through third party digital storefronts.

  Revenues: Total GAAP revenues were $105.6 million for the year ended December 31, 2013 compared to $108.2 million for the year ended December 31, 2012. Total non-GAAP revenues were $113.4 million for the year ended December 31, 2013 compared to $108.9 million for the year ended December 31, 2012. Non-GAAP revenues exclude changes in deferred revenues.
  Gross Margin: GAAP gross margin was 65% for the year ended December 31, 2013 compared to 69% for the year ended December 31, 2012. Non-GAAP gross margin was 70% for the year ended December 31, 2013 compared to 72% for the year ended December 31, 2012. Non-GAAP gross margin excludes changes in deferred revenues and cost of revenues, amortization of intangible assets and non-cash warrant expense.
  GAAP Operating Loss: GAAP operating loss was $(23.0) million for the year ended December 31, 2013 compared to a $(22.1) million loss for the year ended December 31, 2012.
  Non-GAAP Operating Loss: Non-GAAP operating loss was $(5.2) million for the year ended December 31, 2013 compared to a loss of $(4.6) million for the year ended December 31, 2012. Non-GAAP operating loss excludes changes in deferred revenues and deferred cost of revenues, amortization of intangible assets, non-cash warrant expense, stock-based compensation expense, restructuring charges, change in fair value of the Blammo earnout, transitional costs and impairment of goodwill.
  Adjusted EBITDA: Adjusted EBITDA was a $(2.5) million loss for the year ended December 31, 2013 compared to a $(2.3) million loss for the year ended December 31, 2012. Adjusted EBITDA is defined as non-GAAP operating income/(loss) less depreciation.
  GAAP Net Loss and EPS: GAAP net loss was $(20.1) million for the year ended December 31, 2013 compared to a loss of $(20.5) million for the year ended December 31, 2012. GAAP EPS was a loss of $(0.28) for the year ended December 31, 2013, based on 71.5 million weighted-average basic shares outstanding, compared to a loss of $(0.32) for the year ended December 31, 2012, based on 64.3 million weighted-average basic shares outstanding.

  Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(5.5) million for the year ended December 31, 2013 compared to a loss of $(5.1) million for the year ended December 31, 2012. Non-GAAP EPS was a loss of $(0.08) for the year ended December 31, 2013 based on 71.5 million weighted-average basic shares outstanding, compared to a loss of $(0.08) for the year ended December 31, 2012 based on 64.3 million weighted-average basic shares outstanding.
  Cash Flows Used in Operations: Cash flows used in operations were $(9.6) million for the year ended December 31, 2013 compared to cash flows used in operations of $(6.7) million for the year ended December 31, 2012.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

“Our record fourth quarter results were primarily driven by the success of Deer Hunter 2014. The ability to achieve positive adjusted EBITDA highlights the leverage in Glu’s operating model,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “The combination of a robust pipeline of titles, the performance of our catalog from 2013 and improving monetization trends positions Glu to guide 2014 to sustained, full year non-GAAP Adjusted EBITDA profitability.”

Business Outlook as of February 5, 2014:

The following forward-looking statements reflect expectations as of February 5, 2014. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s products; consumer demand for smartphones, tablets and next-generation platforms; our ability to improve the monetization of our titles and evolve our studio and continue to successfully launch true games-as-a-service; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

First Quarter Expectations – Quarter Ending March 31, 2014:

As discussed above, all financial information in this press release for future periods reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through digital storefronts.

  Non-GAAP revenues are expected to be between $38.0 million and $40.0 million.
  Non-GAAP gross margin is expected to be approximately 69%.
  Non-GAAP operating expenses are expected to range from $25.4 million to $25.8 million.
  Adjusted EBITDA, defined as non-GAAP operating income excluding depreciation of approximately $800,000, is expected to range from $1.5 million to $2.5 million.
  Income tax expense is expected to be $(74,000).
  Non-GAAP net income is expected to be between $700,000 and $1.6 million, or between $0.01 and $0.02 per weighted-average diluted share outstanding, which excludes approximately $1.2 million of anticipated stock-based compensation expense, $650,000 for amortization of intangibles and any Blammo earnout charges.
  Weighted-average common shares outstanding are expected to be approximately 78.5 million basic and 84.1 million diluted.

2014 Expectations – Full Year Ending December 31, 2014:

As discussed above, all financial information in this press release for future periods reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through digital storefronts.

  Non-GAAP revenues are expected to be between $142.0 million and $150.0 million.
  Non-GAAP gross margin is expected to be approximately 68%.
  Adjusted EBITDA is expected to range from $4.0 million to $6.0 million.
  Non-GAAP net income is expected to be between $100,000 and $2.0 million, or between $0.00 and $0.02 per weighted-average diluted share outstanding, which excludes approximately $6.9 million of anticipated stock-based compensation expense, $1.9 million for amortization of intangibles and any Blammo earnout charges.
  Weighted-average common shares outstanding are expected to be approximately 79.5 million basic and 86.4 million diluted.
  We expect to have a cash balance at December 31, 2014 of $35.0 million with no debt.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (866) 582-8907, or if outside the U.S., (760) 298-5046, with conference ID # 31706264 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, February 5, 2014, and 8:59 p.m. Pacific Time, February 12, 2014, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 31706264.

Disclosure Using Social Media Channels

Glu currently announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. Glu uses these channels as well as social media channels to announce information about the company, games, employees and other issues. Given the recent SEC guidance regarding the use of social media channels to announce material information to investors, Glu is notifying investors, the media, its players and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Glu encourages investors, the media, players and others interested in Glu to review the information posted on the company forum (http://ggnbb.glu.com/forum.php) and the company Facebook site (https://www.facebook.com/glumobile) and the company twitter account (https://twitter.com/glumobile). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed at the addresses listed above. Any updates to the list of social media channels Glu will use to announce material information will be posted on the Investor Relations page of the company's website at www.glu.com/investors.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP cost of revenues, non-GAAP operating expenses, non-GAAP gross profit, non-GAAP gross margins, non-GAAP operating income/(loss), non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and deferred cost of revenues;
  Amortization of intangible assets;
  Non-cash warrant expense;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs;
  Impairment of goodwill;
  Release of tax liabilities; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance and is defined as non-GAAP operating income/(loss) excluding depreciation.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our “Business Outlook as of February 5, 2014” (“First Quarter Expectations – Quarter Ending March 31, 2014” and “2014 Expectations – Full Year Ending December 31, 2014”) and the statements that: we believe we have begun a new era at Glu with solid foundations for a more predictable, and sustainably Adjusted EBITDA profitable, operational rhythm; and that the combination of a robust pipeline of titles, the performance of our catalog from 2013 and improving monetization trends positions Glu to guide 2014 to sustained, full year non-GAAP Adjusted EBITDA profitability. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of February 5, 2014"; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop free-to-play games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated or decline in popularity and monetization rate more quickly than we anticipate; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to free-to-play gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on November 8, 2013 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of free-to-play games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, DEER HUNTER, ETERNITY WARRIORS, and FRONTLINE COMMANDO on a wide range of platforms including iOS, Android, Windows Phone, and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with a major office outside Seattle, and international locations in Canada, China, India, Japan, Korea, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, DEER HUNTER, DEFENDERS & DRAGONS, ETERNITY WARRIORS, FRONTLINE COMMANDO, MOTOCROSS MELTDOWN, SPELLISTA, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	December 31,	December 31,
	2013	2012
		(Restated)

ASSETS
Cash and cash equivalents	$28,496	$22,325
Accounts receivable, net	18,305	11,881
Prepaid expenses and other current assets	8,240	5,167
Total current assets	55,041	39,373

Property and equipment, net	5,096	5,026
Restricted cash	1,730	-
Other long-term assets	637	227
Intangible assets, net	5,599	10,889
Goodwill	19,485	19,440
Total assets	$87,588	$74,955

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$11,401	$7,269
Accrued liabilities	1,971	2,128
Accrued compensation	5,574	5,989
Accrued royalties	1,727	2,781
Deferred revenues	18,224	11,711
Total current liabilities	38,897	29,878
Other long-term liabilities	2,190	6,190
Total liabilities	41,087	36,068

Common stock	8	6
Additional paid-in capital	298,593	271,016
Accumulated other comprehensive income	307	167
Accumulated deficit	(252,407)	(232,302)
Stockholders' equity	46,501	38,887
Total liabilities and stockholders' equity	$87,588	$74,955

Glu Mobile Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
		(Restated)		(Restated)

Revenues	$34,841	$26,311	$105,613	$108,183

Cost of revenues:
Platform commissions, royalties and other	9,803	7,382	32,371	29,630
Impairment of prepaid royalties and guarantees	-	-	435	-
Amortization of intangible assets	1,004	1,073	4,238	3,783
Total cost of revenues	10,807	8,455	37,044	33,413
Gross profit	24,034	17,856	68,569	74,770

Operating expenses:
Research and development	12,774	13,566	47,033	54,275
Sales and marketing	10,615	6,272	26,127	20,893
General and administrative	4,195	3,356	15,583	14,744
Amortization of intangible assets	117	495	1,336	1,980
Restructuring charge	-	838	1,448	1,371
Impairment of goodwill	-	-	-	3,613
Total operating expenses	27,701	24,527	91,527	96,876

Loss from operations	(3,667)	(6,671)	(22,958)	(22,106)

Interest and other income/(expense), net:
Interest income	5	4	16	21
Other income/(expense), net	(135)	260	(6)	(368)
Interest and other income/(expense), net	(130)	264	10	(347)

Loss before income taxes	(3,797)	(6,407)	(22,948)	(22,453)
Income tax benefit/(provision)	78	(660)	2,843	1,994
Net loss	$(3,719)	$(7,067)	$(20,105)	$(20,459)

Net loss per share - basic and diluted	$(0.05)	$(0.11)	$(0.28)	$(0.32)

Weighted average common shares outstanding - basic and diluted	78,071	65,678	71,453	64,318

Stock-based compensation expense included in:
Research and development	$849	$1,223	$1,948	$3,491
Sales and marketing	103	43	303	386
General and administrative	632	560	2,034	1,945
Total stock-based compensation expense	$1,584	$1,826	$4,285	$5,822

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2012	2012	2012	2012	2013	2013	2013	2013
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

GAAP revenues
Featurephone	$4,165	$3,710	$2,924	$2,336	$1,856	$1,423	$1,305	$735
Smartphone	22,344	25,554	23,175	23,975	22,749	23,022	20,417	34,106
Total GAAP revenues	26,509	29,264	26,099	26,311	24,605	24,445	21,722	34,841

Change in deferred revenues
Featurephone change in deferred revenues	(7)	17	(21)	17	29	(46)	(43)	-
Smartphone change in deferred revenues	380	479	(197)	71	82	(1,205)	929	8,005
Total change in deferred revenues	373	496	(218)	88	111	(1,251)	886	8,005

Non-GAAP Revenues
Featurephone	4,158	3,727	2,903	2,353	1,885	1,377	1,262	735
Smartphone	22,724	26,033	22,978	24,046	22,831	21,817	21,346	42,111
Total non-GAAP Revenues	26,882	29,760	25,881	26,399	24,716	23,194	22,608	42,846

GAAP gross profit	18,234	20,552	18,128	17,856	16,069	15,697	12,769	24,034
Change in deferred revenues	373	496	(218)	88	111	(1,251)	886	8,005
Amortization of intangible assets	753	932	1,025	1,073	1,074	1,078	1,082	1,004
Non-cash warrant expense	-	-	-	-	-	-	427	-
Change in deferred platform commissions and royalty expense	(263)	122	-	(359)	(138)	419	(245)	(1,753)
Non-GAAP gross profit	19,097	22,102	18,935	18,658	17,116	15,943	14,919	31,290

GAAP operating expense	24,269	25,769	22,311	24,527	21,563	21,651	20,612	27,701
Stock-based compensation	(3,836)	(3,038)	2,878	(1,826)	(1,245)	(736)	(720)	(1,584)
Amortization of intangible assets	(495)	(495)	(495)	(495)	(495)	(495)	(229)	(117)
Transitional costs	(173)	(30)	(192)	(94)	-	-	-	-
Change in fair value of Blammo earnout	(645)	(386)	954	(90)	(29)	47	31	(56)
Impairment of goodwill	-	-	(3,613)	-	-	-	-	-
Restructuring charge	-	(320)	(213)	(838)	(511)	(937)	-	-
Non-GAAP operating expense	19,120	21,500	21,630	21,184	19,283	19,530	19,694	25,944

GAAP operating loss	(6,035)	(5,217)	(4,183)	(6,671)	(5,494)	(5,954)	(7,843)	(3,667)
Change in deferred revenues	373	496	(218)	88	111	(1,251)	886	8,005
Non-GAAP cost of revenues adjustment	490	1,054	1,025	714	936	1,497	1,264	(749)
Stock-based compensation	3,836	3,038	(2,878)	1,826	1,245	736	720	1,584
Amortization of intangible assets	495	495	495	495	495	495	229	117
Transitional costs	173	30	192	94	-	-	-	-
Change in fair value of Blammo earnout	645	386	(954)	90	29	(47)	(31)	56
Impairment of goodwill	-	-	3,613	-	-	-	-	-
Restructuring charge	-	320	213	838	511	937	-	-
Non-GAAP operating income/(loss)	(23)	602	(2,695)	(2,526)	(2,167)	(3,587)	(4,775)	5,346

GAAP net loss	(6,841)	(2,988)	(3,563)	(7,067)	(5,497)	(2,921)	(7,968)	(3,719)
Change in deferred revenues	373	496	(218)	88	111	(1,251)	886	8,005
Non-GAAP cost of revenues adjustment	490	1,054	1,025	714	936	1,497	1,264	(749)
Non-GAAP operating expense adjustment	5,149	4,269	681	3,343	2,280	2,121	918	1,757
Foreign currency exchange loss/(gain)	373	(205)	460	(263)	(129)	(137)	159	130
Release of tax liabilities	-	(2,427)	-	-	-	(3,148)	-	-
Non-GAAP net income/(loss)	$(456)	$199	$(1,615)	$(3,185)	$(2,299)	$(3,839)	$(4,741)	$5,424

Reconciliation of net income/(loss) and net income/(loss) per share:
GAAP net loss per share - basic and diluted	$(0.11)	$(0.05)	$(0.06)	$(0.11)	$(0.08)	$(0.04)	$(0.11)	$(0.05)
Non-GAAP net income/(loss) per share - basic	$(0.01)	$0.00	$(0.03)	$(0.05)	$(0.03)	$(0.05)	$(0.07)	$0.07
Non-GAAP net income/(loss) per share - diluted	$(0.01)	$0.00	$(0.03)	$(0.05)	$(0.03)	$(0.05)	$(0.07)	$0.07
Shares used in computing Non-GAAP basic net income/(loss) per share	63,229	63,802	64,562	65,678	66,397	69,812	71,529	78,071
Shares used in computing Non-GAAP diluted net income/(loss) per share	63,229	69,490	64,562	65,678	66,397	69,812	71,529	81,433

Non-GAAP operating expense break-out:
GAAP research and development expense	$15,033	$15,697	$9,979	$13,566	$11,630	$11,224	$11,405	$12,774
Transitional costs	(68)	(1)	(45)	(70)	-	-	-	-
Stock-based compensation	(3,260)	(2,396)	3,388	(1,223)	(668)	(163)	(268)	(849)
Non-GAAP research and development expense	11,705	13,300	13,322	12,273	10,962	11,061	11,137	11,925

GAAP sales and marketing expense	4,375	4,701	5,545	6,272	5,008	5,143	5,361	10,615
Transitional costs	-	-	(15)	(24)	-	-	-	-
Stock-based compensation	(115)	(155)	(73)	(43)	(67)	(93)	(40)	(103)
Non-GAAP sales and marketing expense	4,260	4,546	5,457	6,205	4,941	5,050	5,321	10,512

GAAP general & administrative expense	4,366	4,556	2,466	3,356	3,919	3,852	3,617	4,195
Transitional costs	(105)	(29)	(132)	-	-	-	-	-
Change in fair value of Blammo earnout	(645)	(386)	954	(90)	(29)	47	31	(56)
Stock-based compensation	(461)	(487)	(437)	(560)	(510)	(480)	(412)	(632)
Non-GAAP general and administrative expense	$3,155	$3,654	$2,851	$2,706	$3,380	$3,419	$3,236	$3,507

Glu Mobile Inc.
Non-GAAP Adjusted EBITDA
(in thousands)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2012	2012	2012	2012	2013	2013	2013	2013
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

GAAP net loss	$(6,841)	$(2,988)	$(3,563)	$(7,067)	$(5,497)	$(2,921)	$(7,968)	$(3,719)
Change in deferred revenues	373	496	(218)	88	111	(1,251)	886	8,005
Change in deferred platform commissions and royalty expense	(263)	122	-	(359)	(138)	419	(245)	(1,753)
Non-cash warrant expense	-	-	-	-	-	-	427	-
Amortization of intangible assets	1,248	1,427	1,520	1,568	1,569	1,573	1,311	1,121
Depreciation	562	556	554	696	731	661	633	682
Stock-based compensation	3,836	3,038	(2,878)	1,826	1,245	736	720	1,584
Change in fair value of Blammo earnout	645	386	(954)	90	29	(47)	(31)	56
Transitional costs	173	30	192	94	-	-	-	-
Impairment of goodwill	-	-	3,613	-	-	-	-	-
Restructuring charge	-	320	213	838	511	937	-	-
Foreign currency exchange loss/(gain)	373	(205)	460	(263)	(129)	(137)	159	130
Interest and other income	(7)	(5)	(5)	(1)	(3)	(26)	(4)	-
Income tax provision/(benefit)	440	(2,019)	(1,075)	660	135	(2,870)	(30)	(78)
Total Non-GAAP Adjusted EBITDA	$539	$1,158	$(2,141)	$(1,830)	$(1,436)	$(2,926)	$(4,142)	$6,028

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenues and Deferred Cost of Revenues. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenues and any associated cost of revenues, including platform commissions and royalties, on a straight-line basis over the estimated life of the paying user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and deferred cost of revenues related to its premium and free-to-play games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenues and deferred cost of revenues from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Non-cash Warrant Expense. The Company recorded a non-cash charge related to the vesting of warrants to purchase shares of common stock issued to a brand holder as part of a third party licensing, development and publishing arrangement. These charges are computed using the Black-Scholes valuation model and are recorded in cost of revenues. When evaluating the performance of its consolidated results, Glu does not consider non-cash warrant expense as it places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with the vesting of any warrants. As the non-cash warrant expense impacts comparability from period to period Glu believes that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. Included in the stock compensation expense is the contingent consideration potentially issuable to the Blammo employees who were former shareholders of Blammo, which is recorded as research and development expense over the term of the earn-out periods, since these employees are primarily employed in product development. Glu re-measures the fair value of the contingent consideration each reporting period and only records a compensation expense for the portion of the earn-out target which is likely to be achieved. In addition, Glu is exposed to potential continued fluctuations in the fair market value of the contingent consideration in each reporting period, since re-measurement is impacted by changes in Glu’s share price and the assumptions used by Glu. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

Restructuring Charges. Glu undertook restructuring activities in the second, third and fourth quarters of 2012 and the first and second quarters of 2013 and recorded (1) non-cash restructuring charges due to vacating a portion of its offices in Washington, vacating its Brazil office and writing-off the cumulative translation adjustment upon substantial liquidation of its Brazilian entity; and (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe and U.S. offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Additionally, Glu has incurred various costs related to the transition and integration of Blammo, GameSpy and Griptonite into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Impairment of Goodwill. In accordance with ASC 350 “Goodwill and Other Intangible Assets” Glu performs its annual goodwill impairment test as of September 30. Glu recorded a goodwill impairment charge in the third quarter of 2012 as the fair value of one of its three reporting units was determined to be below its carrying value. As this impairment is non-recurring, Glu believes it does not reflect the Company’s ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this impairment, enabling them to compare the Company’s core operating results in different periods without this variability.

Release of tax liabilities. In the second quarter of 2012 and 2013, Glu recorded non-cash income tax benefits related to the release of certain foreign income tax liabilities upon the expiration of the statute of limitations. Glu believes that this one-time tax benefit does not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this benefit.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2012 and 2013 were as follows (in thousands):

March 31, 2012	$(373)
June 30, 2012	205
September 30, 2012	(460)
December 31, 2012	263
FY 2012	$(365)

March 31, 2013	$129
June 30, 2013	137
September 30, 2013	(159)
December 31, 2013	(130)
FY 2013	$(23)

CONTACT:
Media & Investor Relations:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com